Exhibit (d)(85)

AMENDMENT

DATED JUNE 1, 2008 TO

INVESTMENT SUB-ADVISORY AGREEMENT

for MassMutual Premier International Bond Fund

WHEREAS, Massachusetts Mutual Life Insurance Company (“MassMutual”) and Baring International Investment Limited (the “Sub-Adviser”) entered into an Investment Sub-Advisory Agreement (the “Agreement”), effective as of December 20, 2007 relating to the MassMutual Premier International Bond Fund (the “Fund”); and

WHEREAS, Section 20 of the Agreement permits the Agreement to be amended by a written instrument approved in writing by both parties;

NOW THEREFORE, IT IS AGREED THAT:

1.	Capitalized terms used herein but not otherwise defined shall have the meanings given to those terms in the Agreement.

2.	The Sub-Adviser will not consult with any other sub-adviser to a fund for which MassMutual serves as investment adviser concerning transactions for the Fund in securities or other assets.

3.	Except as expressly amended hereby, all provisions of the Agreement remain in full force and effect and are unchanged in all other respects.

4.	This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original and, all of which, when taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto intending to be legally bound have caused this Amendment to be executed by their duly authorized officers or other representatives as of the day and year first above written.

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY		BARING INTERNATIONAL INVESTMENT LIMITED

By:	/s/ Eric Wietsma	By:	/s/ George Harvey
	Name: Eric Wietsma Title: Corporate Vice President		Name: George Harvey Title: Director

Accepted and Agreed to by:

MASSMUTUAL PREMIER FUNDS

on behalf of MassMutual Premier International Bond Fund

By:	/s/ Nicholas Palmerino
Name: Nicholas Palmerino Title: CFO and Treasurer